Exhibit 99.1

550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 lonworks@echelon.com www.echelon.com

News Information	For Immediate Release

Press Contact	Investor Relations Contact

Chris Stanfield Echelon Corporation (408) 938-5243 cstanfield@echelon.com	Polk Laffoon Echelon Corporation (408) 938-3119 plaffoon@echelon.com

Industry Veteran Robert R. Maxfield Joins Echelon in

Interim Role of Senior Vice President, Products

SAN JOSE, CA – April 29th, 2008 – Echelon Corporation (NASDAQ: ELON) announced today that Robert R. Maxfield has joined the company in the interim role of Senior Vice President, Products. In his new role, Mr. Maxfield will lead all of Echelon’s product management, hardware, software, and mechanical engineering teams. Mr. Maxfield also serves as a member of Echelon’s board of directors, a position he has held since 1989.

“I am delighted that Bob has agreed to join Echelon during the medical leave of absence of Bea Yormark, our president and chief operating officer,” said Ken Oshman, Echelon’s chairman and chief executive officer. “Bob is a brilliant businessman, technologist, and leader and will be a great asset to Echelon, filling on a temporary basis a new role that Bea and I had defined and were in the process of filling. Bob will join me in continuing to try to fill the role on a permanent basis with someone from outside of Echelon. I have known Bob for 45 years and worked hand in hand with him for 18 years at ROLM. I have complete confidence in Bob and enormously appreciate his willingness to help Echelon.”

Robert Maxfield was a co-founder of ROLM Corporation, a computer and telecommunications manufacturer, in 1969 and served as Executive Vice President, member of the Top Management Team and a member of the Board of Directors until ROLM’s merger with IBM in 1984. Following the merger, he continued to serve as Vice President of ROLM until 1988. Since 1988, he has been a private investor. Mr. Maxfield was a consulting professor in the Management Science and Engineering department at Stanford University from 1988 to 2007 and a venture partner with Kleiner, Perkins, Caufield & Byers, a venture capital firm, from 1989 to 1992. Mr. Maxfield received B.A. and B.S.E.E. degrees from Rice University, and M.S. and Ph.D. degrees in Electrical Engineering from Stanford University.

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